Exhibit 10.16

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective the 23rd day of October, 2016 (the “Effective Date”), by and between JULIEN L. PHAM, M.D., M.P.H. (the “Employee”), and GENPREX, INC., a Delaware corporation (“Genprex”).

1.	EMPLOYMENT

Section 1.01. Employment. Genprex hereby employs Employee, and Employee hereby accepts employment by Genprex upon the terms and conditions contained in this Agreement.

Section 1.02. Position and Duties.

(a) Position. During the Term (as defined herein) of this Agreement, Employee shall serve Genprex as Chief Operating Officer with duties and responsibilities that are commensurate with such office as shall from time to time be determined by the board of directors of Genprex (the “Board”) and/or Genprex’s Chief Executive Officer (“CEO”) and as set forth in Section 1.02(b) of this Agreement.

(b) Duties. During the Term of this Agreement, Employee shall devote substantially all of his business time, energy, and skill to performing services as Chief Operating Officer of Genprex. Employee shall have such duties as are generally associated with his office and as shall be designated from time to time by the CEO or the Board. Employee shall at all times act honestly, with reasonable care, and with loyalty to Employer.

(c) Conflicting Activities.

(i) During the Term of this Agreement, Employee shall not be engaged in any other business activity without the prior consent of the CEO or the Board; except that Employee may: (a) invest his personal assets in publicly traded stock of business entities that are not in competition with Genprex or its affiliates; (b) participate in the clinical practice of medicine for up to three days per month (or more, if approved by the CEO); (c) be involved as an adjunct professor or in another capacity with Dell Medical School or other academic entities that are approved by the CEO; and/or (d) invest in other opportunities that do not involve development of drugs for treatment of cancer and in which Employee does not have a management role; provided that the activities described in (a)-(d) in this subsection do not materially interfere with Employee’s duties as an officer of Genprex.

(ii) During the Term of this Agreement, Employee hereby agrees to promote and develop all opportunities that come to his attention relating to current or anticipated future business of Genprex, in the manner requested by the CEO or the Board. Should Employee discover a business opportunity that does

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not relate to the current or anticipated future business of Genprex (hereinafter referred to as an “Unrelated Opportunity”), he shall first offer such opportunity to Genprex. Should the Board not exercise its right to pursue such Unrelated Opportunity within a reasonable period of time, not to exceed sixty (60) days from the date Employee offers such Unrelated Opportunity to Genprex, then Employee may develop such Unrelated Opportunity for himself; provided, however, that such development may in no way conflict or interfere with the duties owed by Employee to Genprex under this Agreement. Further, Employee may develop such Unrelated Opportunity only on his own time, without violating the agreements set forth in Section 1.02(b) of this Agreement, and may not use any service, personnel, equipment, supplies, facility, or trade secrets of Genprex in the development of such Unrelated Opportunity.

2.	TERM

Section 2.01. Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue until such time as the Agreement is terminated in accordance with the provisions set forth in Section 2.02 of in this Agreement. (Such period of time is referred to in this Agreement as the “Term”).

Section 2.02. At-Will Status. This is an “At Will” employment agreement. Nothing in Genprex’s policies, actions, or this document shall be construed to alter the “At Will” nature of Employee’s status with Genprex, and Employee understands that Genprex may terminate his employment at any time, with or without prior notice, for any reason or for no reason, provided it does not do so in violation of state or federal law. Employee may terminate this Agreement at any time, with or without prior notice.

Section 2.03. Return of Property. Upon the termination of this Agreement, for any reason, or at any other time that Genprex so requests, Employee will turn over to Genprex all property of Genprex and all Proprietary Information in any form. Employee agrees that he will not keep any copies of such materials.

3.	COMPENSATION

Section 3.01. Base Compensation. During the term of this Agreement Genprex shall initially pay to Employee base compensation (the “Base Compensation”) of $23,750 per month. Employee will also receive an initial grant of stock options under Genprex’s stock option plan. Employee’s Base Compensation shall be payable in accordance with Genprex’s customary payroll practices but in no event less often than monthly. Genprex shall be entitled to withhold any compensation to be paid pursuant to this Section on account of payroll taxes, income taxes, and other similar matters as are required to be withheld by applicable law.

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Section 3.02 Bonus. In the event the Employee is employed for at least one year and during the first year of employment Genprex receieves at least $12 million of funding, excluding funding from government sources, the Employee will receive a bonus of $65,000.00.

Section 3.02 Severance Pay. If employed for at least on year and Employee terminates his employment for Good Reason (defined below) or Genprex terminates his employment without Cause (defined below), and provided that Genprex has at least $5 million in cash or cash equivalents and a net worth of at least $5 million under generally accepted accounting principles on the date of termination, then Employee will receive a severance payment equal to six months of his salary as of the date of termination. “Good Reason” for termination means (a) Employee is not paid compensation when due hereunder; (b) Employee’s job title is changed without his consent; or (c) there is a change in control of Genprex, defined as follows: (i) Genprex and/or shareholders acting in concert sell a majority of Genprex’s issued and outstanding voting shares in one transaction or a series of coordinated transactions to a single buyer or a group of buyers acting in concert with one another, or (ii) Genprex sells substantially all of its asses. “Cause” for termination by Genprex means: (i) Employee is not performing or cannot perform his duties as described hereinto the reasonable satisfaction of the CEO and the Board, or (ii) Employee breaches this Agreement.

Section 3.02. Source of Compensations. Employee hereby acknowledges and agrees that Genprex’s obligation to pay the amounts referenced in Section 3.01 of this Agreement represents an unfunded and unsecured obligation of Genprex, shall be paid in cash from the general funds of Genprex, and, except as required by law, no special or separate fund shall be established and no other segregaton of assets shall be made to assure payment. Employee shall have no right, title, or interest whatever in or to any investments which Genprex may make and Employee shall have no right, title, or interest whatever in or to any investments made by any person in Genprex. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship from Genprex to Employee or any other person. To the extent that any person acquires a right to receive payments from Genprex hereunder, such right shall be no greater than the right of an unsecured creditor of Genprex.

4. EMPLOYMENT BENEFITS AND REIMBURSEMENTS

Section 4.01. Personal Time Off (“PTO”). Employee shall be entitled to fifteen (15) days with pay for each twelve (12) month period of employment completed by Employee; provided, however, that Employee must utilize such PTO within the twelve (12) month period following the date the PTO is earned. Notwithstanding the foregoing, Employee may carry over up to five (5) days of PTO from the twelve (12) month period in which such time was earned to the immediately succeeding twelve (12) month period.

Section 4.02. Miscellaneous Benefits. During the Term of this Agreement, Employee shall be entitled to participate in any group life insurance plan, hospitalization insurance plan, medical services plan, disability insurance plan, or any other plan or arrangement of Genprex now or hereafter (during the Term) existing for the benefit of employees generally, subject to the terms of each such plan.

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Section 4.03. Reimbursement of Expenses. During the Term of this Agreement, Employee shall be reimbursed for all reasonable “out-of-pocket” business expenses for business travel and business entertainment incurred in connection with the performance of his duties under this Agreement. The reimbursement of Employee’s business expenses shall be upon presentation to and approval by Genprex of valid receipts and other appropriate documentation for such expenses.

5.	OWNERSHIP; RIGHTS; PROPRIETARY INFORMATION; PUBLICITY

Section 5.01. Ownership of Inventions. Genprex shall own all right, title, and interest (including patent rights, copyrights, trade secret rights, trademark rights, sui generis database rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, designations, designs, know-how, ideas, and information made or conceived or reduced to practice, in whole or in part, by Employee during the term of this Agreement that relate to the subject matter of, or arise out of, the Services or any Proprietary Information (as defined below) (collectively referred to herein as the “Inventions”) and Employee will promptly disclose and provide all Inventions to Genprex. All Inventions are work made for hire to the extent allowed by law and, in addition, Employee hereby makes all assignments necessary to accomplish the foregoing ownership; provided, however, that no assignment is made that extends beyond what is allowed under applicable law. Employee shall further assist Genprex, at Genprex’s expense, to further evidence, record, and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Employee hereby irrevocably designates and appoints Genprex and its executive officers as its agents and attorneys-in-fact to act for and in Employee’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Employee.

Section 5.02. Proprietary Information. Employee agrees that all Inventions and all other business, technical, and financial information (including, without limitation, the identity of and information relating to customers or employees) Employee develops, learns, or obtains during the period over which it is (or is supposed to be) providing Services that relate to Genprex or the business or demonstrably anticipated business of Genprex or that are received by or for Genprex in confidence, constitute “Proprietary Information.” Employee will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information; provided, however, that Employee shall not be obligated under this paragraph with respect to information that is or becomes readily publicly available without restriction through no fault of Employee. Upon termination and as otherwise requested by Genprex, Employee will promptly return to Genprex all items and copies containing or embodying Proprietary Information, except that Employee may keep its personal copies of its compensation records and this Agreement. Employee also recognizes and agrees that Employee has no expectation of privacy with respect

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to Genprex’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, e-mail messages, and voice messages) and that Employee’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

Section 5.03. Restrictions. As additional protection for Proprietary Information, Employee agrees that during the period over which it is (or is supposed to be) providing Services and for one year thereafter, Employee will not encourage or solicit any employee or consultant of Genprex to leave Genprex for any reason and will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Genprex, and Employee will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Genprex.

Section 5.04. Royalty-Free License. If any part of the Services or Inventions is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed, and otherwise exploited without using or violating technology or intellectual property rights owned or licensed by Employee and not assigned hereunder, Employee hereby grants Genprex and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicenseble right and license to exploit and exercise all such technology and intellectual property rights in support of Genprex’s exercise or exploitation of the Services, Inventions, other work performed hereunder, or any assigned rights (including any modifications, improvements, and derivatives of any of them).

6.	MISCELLANEOUS

Section 6.01. Right of Set-Off. Genprex shall have the right to set-off against any of the amounts due Employee hereunder the amount of any outstanding loan or advance from Genprex to Employee or any other outstanding amounts owed by Employee to Genprex.

Section 6.02. Amendment. This Agreement may be amended, modified, superseded, or canceled, and any of the terms, provisions, covenants or conditions hereof may be waived only by a written instrument executed by Employee and the Board or, in the case of a waiver, by the party waiving compliance.

Section 6.03. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Section 6.04. No Waiver. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof nor shall any single of partial exercise of any right, remedy, power, or privilege preclude any other of further exercise of the same or of any right, remedy, power, or privilege, nor shall any waiver any of right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence.

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Section 6.05. Notices. All notices, requests, demands, and other communication required or permitted under this Agreement and the transactions contemplated herein shall be in writing and shall be deemed to have been duly given, made and received when, (a) personally delivered, (b) one (1) business day after it is sent by overnight service, or (c) two (2) business days after it is sent by first class mail, postage prepaid, by certified mail return receipt requested, addressed as set forth opposite each party’s name on the signature page of this Agreement. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this subsection for the giving of notice, which shall be effective only upon receipt.

Section 6.06. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

Section 6.07. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written except as herein contained.

Section 6.08. Headings; Index. The headings of paragraphs are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

Section 6.09. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to any conflicts of laws provisions. Exclusive venue for the litigation of any dispute relating to this Agreement shall lie in the courts of the United States of America and the State of Texas located in the Travis County, Texas; and each party hereto consents to the personal jurisdiction of such courts with respect to all such matters.

Section 6.10. Waiver of Jury Trial. EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

Section 6.11. Survival. The covenants and agreements of the parties set forth in Sections 5 and 6 of this Agreement are of a continuing nature and shall survive the expiration, termination, or cancellation of this Agreement, regardless of the reason therefor.

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Section 6.12. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of Genprex, spouses, heirs, and personal and legal representatives. Employee hereby acknowledges that the services to be rendered by Employee under this Agreement are unique and personal. Therefore, Employee may not assign any rights or delegate any duties under this Agreement without the prior written consent of the Board.

Section 6.13. Cumulative Remedies. Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

Section 6.14. Independent Counsel. Employee hereby acknowledges and agrees that he has had reasonable opportunity to consult with separate counsel with respect to the matters contained herein and is not relying on any representations of any party with respect to the terms of this Agreement not otherwise contained herein.

Signed to be effective upon the date first written above.

GENPREX, INC.

By:	/s/ RODNEY VARNER
Rodney Varner, CEO

/s/ JULIEN L. PHAM, M.D., M.P.H.
Julien L. Pham, M.D., M.P.H.

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